SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A
(Rule 13d-102)

Amendment No. 1

INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 UNDER THE
SECURITIES EXCHANGE ACT OF 1934

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
(Name of Issuer)

COMMON STOCK, $0.001 PAR VALUE
(Title of Class of Securities)

05356X700
(CUSIP Number)

December 31, 2010
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)
☒ Rule 13d-1(c)
☐ Rule 13d-1(d)

______________________________
*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 05356X700	13G/A	Page2 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Davidson Kempner Partners
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 32,910
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 32,910
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,910
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.44%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 3 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Davidson Kempner Institutional Partners, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 72,907
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 72,907
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,907
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.98%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 4 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON M. H. Davidson & Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,709
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,709
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,709
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 5 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Davidson Kempner International, Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION British Virgin Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 83,872
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 83,872
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,872
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.13%
12	TYPE OF REPORTING PERSON** CO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 6 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Davidson Kempner Distressed Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 149,063
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 149,063
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149,063
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.01%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 7 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Davidson Kempner Distressed Opportunities International Ltd.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 302,685
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 302,685
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 302,685
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.09%
12	TYPE OF REPORTING PERSON** CO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 8 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON MHD Management Co.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 32,910
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 32,910
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,910
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.44%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 9 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON MHD Management Co. GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 32,910
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 32,910
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 32,910
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.44%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 10 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON M.H. Davidson & Co. GP, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 4,709
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 4,709
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,709
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.06%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 11 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Davidson Kempner Advisers Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 72,907
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 72,907
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 72,907
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.98%
12	TYPE OF REPORTING PERSON** IA

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 12 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Davidson Kempner International Advisors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 83,872
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 83,872
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 83,872
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.13%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 13 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DK Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 149,063
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 149,063
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 149,063
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 2.01%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 14 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DK Management Partners LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 302,685
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 302,685
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 302,685
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.09%
12	TYPE OF REPORTING PERSON** PN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 15 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON DK Stillwater GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 302,685
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 302,685
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 302,685
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 4.09%
12	TYPE OF REPORTING PERSON** OO

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 16 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Thomas L. Kempner, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 17 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Stephen M. Dowicz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 18 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Scott E. Davidson
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 19 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Timothy I. Levart
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United Kingdom & United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 20 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Robert J. Brivio, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G	Page 21 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Eric P. Epstein
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 22 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Anthony A. Yoseloff
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 23 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Avram Z. Friedman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 24 of 42 Pages

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Conor Bastable
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP**	(a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 646,146
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 646,146
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 646,146
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES**	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 8.72%
12	TYPE OF REPORTING PERSON** IN

** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 05356X700	13G/A	Page 25 of 42 Pages

Item 1 (a).	NAME OF ISSUER:

Aventine Renewable Energy Holdings, Inc. (the "Company")

Item 1(b).	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES:

120 North Parkway Drive
Pekin, IL 61554

Item 2 (a).	NAME OF PERSON FILING:

This Statement is filed by each of the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

(i)	Davidson Kempner Partners, a New York limited partnership ("DKP");

(ii)	Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership ("DKIP");

(iii)	M. H. Davidson & Co., a New York limited partnership ("CO");

(iv)	M.H. Davidson & Co. GP, L.L.C., a Delaware limited liability company ("CO GP");

(v)	Davidson Kempner International, Ltd., a British Virgin Islands corporation ("DKIL");

(vi)	Davidson Kempner Distressed Opportunities Fund LP, a Delaware limited partnership ("DKDOF");

(vii)	Davidson Kempner Distressed Opportunities International Ltd., a Cayman Islands corporation ("DKDOI");

(viii)	MHD Management Co., a New York limited partnership and the general partner of DKP ("MHD");

(ix)	MHD Management Co. GP, L.L.C., a Delaware limited liability company and the general partner of MHD ("MHD GP");

(x)	Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP ("DKAI"), which is registered as an investment adviser with the U.S. Securities and Exchange Commission;

(xi)	Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the manager of DKIL ("DKIA");

(xii)	DK Group LLC, a Delaware limited liability company and the general partner of DKDOF ("DKG");

CUSIP No. 05356X700	13G/A	Page 26 of 42 Pages

(xiii)	DK Management Partners LP, a Delaware limited partnership and the investment manager of DKDOI ("DKMP");

(xiv)	DK Stillwater GP LLC, a Delaware limited liability company and the general partner of DKMP ("DKS"); and

(xv)
Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable (collectively, the "Principals") are managing members of CO GP, MHD GP, DKIA and DKG and stockholders of DKAI.  Messrs. Thomas L. Kempner, Jr. and Timothy I. Levart are Executive Managing Member and Deputy Executive Managing Member, respectively, of DKS.  Each of Messrs. Kempner and Levart, together with Messrs. Stephen M. Dowicz, Scott E. Davidson, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman and Conor Bastable are limited partners of DKMP.

Item 2(b).	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

The address of the principal business office of each of the Reporting Persons is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

Item 2(c).	CITIZENSHIP:

(i)	DKP – a New York limited partnership

(ii)	DKIP – a Delaware limited partnership

(iii)	CO – a New York limited partnership

(iv)	CO GP - a Delaware limited liability company

(v)	DKIL – a British Virgin Islands corporation

(vi)	DKDOF – a Delaware limited partnership

(vii)	DKDOI – a Cayman Islands corporation

(viii)	MHD – a New York limited partnership

(ix)	MHD GP - a Delaware limited liability company

(x)	DKAI – a New York corporation

(xi)	DKIA – a Delaware limited liability company

(xii)	DKG - a Delaware limited liability company

CUSIP No. 05356X700	13G/A	Page 27 of 42 Pages

(xiii)	DKMP - a Delaware limited partnership

(xiv)	DKS - a Delaware limited liability company

(xv)	Thomas L. Kempner, Jr. – United States

(xvi)	Stephen M. Dowicz – United States

(xvii)	Scott E. Davidson –United States

(xviii)	Timothy I. Levart – United Kingdom & United States

(xix)	Robert J. Brivio, Jr. – United States

(xx)	Eric P. Epstein – United States

(xxi)	Anthony A. Yoseloff – United States

(xxii)	Avram Z. Friedman – United States

(xxiii)	Conor Bastable – United States

Item 2(d).	TITLE OF CLASS OF SECURITIES:

COMMON STOCK, $0.001 PAR VALUE

Item 2(e).	CUSIP NUMBER:

05356X700

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Act;
(b)	☐	Bank as defined in Section 3(a)(6) of the Act;
(c)	☐	Insurance Company as defined in Section 3(a)(19) of the Act;
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act of 1940;
(e)	☐	Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E);
(f)	☐	Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);
(g)	☐	Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G);

CUSIP No. 05356X700	13G/A	Page 28 of 42 Pages

(h)	☐	Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i)	☐	Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4.	OWNERSHIP.

The Principals may be deemed to beneficially own an aggregate of 646,146 shares as a result of their voting and dispositive power over the 646,146 shares directly owned by DKP, DKIP, CO, DKIL, DKDOF and DKDOI.  The percentages used in this Schedule 13G/A are calculated based upon 7,408,404 shares of Common Stock issued and outstanding pursuant to the Company's Form 10Q filed on November 9, 2010.

A.	DKP
	(a)	Amount beneficially owned: 32,910
	(b)	Percent of class: 0.44%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 32,910
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 32,910

B.	DKIP
	(a)	Amount beneficially owned: 72,907
	(b)	Percent of class: 0.98%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 72,907
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 72,907

CUSIP No. 05356X700	13G/A	Page 29 of 42 Pages

C.	CO
	(a)	Amount beneficially owned: 4,709
	(b)	Percent of class: 0.06%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 4,709
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 4,709

D.	CO GP
	(a)	Amount beneficially owned: 4,709
	(b)	Percent of class: 0.06%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 4,709
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 4,709

E.	DKIL
	(a)	Amount beneficially owned: 83,872
	(b)	Percent of class: 1.13%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 83,872
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 83,872

F.	DKDOF
	(a)	Amount beneficially owned: 149,063
	(b)	Percent of class: 2.01%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 149,063
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 149,063

CUSIP No. 05356X700	13G/A	Page 30 of 42 Pages

G.	DKDOI
	(a)	Amount beneficially owned: 302,685
	(b)	Percent of class: 4.09%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 302,685
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 302,685

H.	MHD
	(a)	Amount beneficially owned: 32,910
	(b)	Percent of class: 0.44%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 32,910
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 32,910

I.	MHD GP
	(a)	Amount beneficially owned: 32,910
	(b)	Percent of class: 0.44%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 32,910
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 32,910

CUSIP No. 05356X700	13G/A	Page 31 of 42 Pages

J.	DKAI
	(a)	Amount beneficially owned: 72,907
	(b)	Percent of class: 0.98%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 72,907
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 72,907

K.	DKIA
	(a)	Amount beneficially owned: 83,872
	(b)	Percent of class: 1.13%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 83,872
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 83,872

L.	DKG
	(a)	Amount beneficially owned: 149,063
	(b)	Percent of class: 2.01%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 149,063
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 149,063

CUSIP No. 05356X700	13G/A	Page 32 of 42 Pages

M.	DKMP
	(a)	Amount beneficially owned: 302,685
	(b)	Percent of class: 4.09%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 302,685
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 302,685

N.	DKS
	(a)	Amount beneficially owned: 302,685
	(b)	Percent of class: 4.09%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 302,685
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 302,685

O.	Thomas L. Kempner, Jr.
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

CUSIP No. 05356X700	13G/A	Page 33 of 42 Pages

P.	Stephen M. Dowicz
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

Q.	Scott E. Davidson
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

R.	Timothy I. Levart
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

CUSIP No. 05356X700	13G/A	Page 34 of 42 Pages

S.	Robert J. Brivio, Jr.
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

T.	Eric P. Epstein
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

U.	Anthony A. Yoseloff
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

CUSIP No. 05356X700	13G/A	Page 35 of 42 Pages

V.	Avram Z. Friedman
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

W.	Conor Bastable
	(a)	Amount beneficially owned: 646,146
	(b)	Percent of class: 8.72%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or direct the vote: 0
		(ii)	Shared power to vote or direct the vote: 646,146
		(iii)	Sole power to dispose or direct the disposition: 0
		(iv)	Shared power to dispose or direct the disposition of: 646,146

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

Not Applicable.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

The partners, members or stockholders of each of the Reporting Persons, including the Principals, have the right to participate in the receipt of dividends from, or proceeds from the sale of, the securities held for the account of such Reporting Person in accordance with their ownership interests in such Reporting Person. The Reporting Persons disclaim all beneficial ownership as affiliates of a registered investment adviser. The Reporting Persons have elected to file Schedule 13G/A although such filing may not be required under the Act.

CUSIP No. 05356X700	13G/A	Page 36 of 42 Pages

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

See Item 4.

Item 9.	NOTICE OF DISSOLUTION OF GROUP.

Not applicable.

Item 10.	CERTIFICATION. (if filing pursuant to Rule 13d-1(c))

Each of the Reporting Persons hereby makes the following certification:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 05356X700	13G/A	Page 37 of 42 Pages

SIGNATURES

After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:   February 10, 2011

DAVIDSON KEMPNER PARTNERS
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	President

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

M.H. DAVIDSON & CO. GP, L.L.C.

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER INTERNATIONAL, LTD.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

CUSIP No. 05356X700	13G/A	Page 38 of 42 Pages

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager
By: DK Stillwater GP LLC, its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

MHD MANAGEMENT CO.
By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

MHD MANAGEMENT CO. GP, L.L.C.

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER ADVISERS INC.

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	President

DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

CUSIP No. 05356X700	13G/A	Page 39 of 42 Pages

DK GROUP LLC

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK MANAGEMENT PARTNERS LP
By: DK Stillwater GP LLC, its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK STILLWATER GP LLC

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Stephen M. Dowicz
Stephen M. Dowicz

/s/ Scott E. Davidson
Scott E. Davidson

/s/ Timothy I. Levart
Timothy I. Levart

/s/ Robert J. Brivio, Jr.
Robert J. Brivio, Jr.

/s/ Eric P. Epstein
Eric P. Epstein

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable

CUSIP No. 05356X700	13G/A	Page 40 of 42 Pages

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements.  The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

DATED:   February 10, 2011

DAVIDSON KEMPNER PARTNERS
By: MHD Management Co.,
its General Partner

By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER INSTITUTIONAL PARTNERS, L.P.
By: Davidson Kempner Advisers Inc.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	President

M.H. DAVIDSON & CO.
By: M.H. Davidson & Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

M.H. DAVIDSON & CO. GP, L.L.C.

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

CUSIP No. 05356X700	13G/A	Page 41 of 42 Pages

DAVIDSON KEMPNER INTERNATIONAL, LTD.
By: Davidson Kempner International Advisors, L.L.C.,
its Investment Manager

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES FUND LP
By: DK Group LLC,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER DISTRESSED OPPORTUNITIES INTERNATIONAL LTD.
By: DK Management Partners LP,
its Investment Manager
By: DK Stillwater GP LLC, its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

MHD MANAGEMENT CO.
By: MHD Management Co. GP, L.L.C.,
its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

MHD MANAGEMENT CO. GP, L.L.C.

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DAVIDSON KEMPNER ADVISERS INC.

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	President

CUSIP No. 05356X700	13G/A	Page 42 of 42 Pages

DAVIDSON KEMPNER INTERNATIONAL ADVISORS, L.L.C.

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK GROUP LLC

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK MANAGEMENT PARTNERS LP
By: DK Stillwater GP LLC, its General Partner

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

DK STILLWATER GP LLC

/s/ Thomas L. Kempner, Jr.
Name:	Thomas L. Kempner, Jr.
Title:	Executive Managing Member

/s/ Thomas L. Kempner, Jr.
Thomas L. Kempner, Jr.

/s/ Stephen M. Dowicz
Stephen M. Dowicz

/s/ Scott E. Davidson
Scott E. Davidson

/s/ Timothy I. Levart
Timothy I. Levart

/s/ Robert J. Brivio, Jr.
Robert J. Brivio, Jr.

/s/ Eric P. Epstein
Eric P. Epstein

/s/ Anthony A. Yoseloff
Anthony A. Yoseloff

/s/ Avram Z. Friedman
Avram Z. Friedman

/s/ Conor Bastable
Conor Bastable